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                                                                  EXHIBIT 11.01

                STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS
                        (In thousands, except share data)

                                                                   THREE MONTHS ENDED MARCH 31,
                                                                     2000               1999
                                                                 -----------         -----------
               BASIC:
               Weighted average common shares outstanding         54,873,166          51,915,588

               Loss available to common shareholders             $  (276,593)        $      (887)


               Basic loss per share                              $     (5.04)        $     (0.02)

               DILUTED:
               Weighted average common shares outstanding         54,873,166          51,915,588

               Assumed exercise of stock options                          --                  --

               Contingently issuable shares                               --                  --

               Total shares used in computation                   54,873,166          51,915,588

               Loss available to common shareholders             $  (276,593)        $      (887)


               Diluted loss per share                            $     (5.04)        $     (0.02)